As filed with the United States Securities and Exchange Commission on November 17, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Casa Systems, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	75-3108867
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

Restricted Stock Unit Inducement Award

(Full title of the plan)

Michael Glickman

President and Chief Executive Officer

Casa Systems, Inc.

100 Old River Road

Andover, Massachusetts 01810

(Name and address of agent for service)

(978) 688-6706

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers shares of common stock, par value $0.001 per share (the “Common Stock”), of Casa Systems, Inc. (the “Registrant”) issuable pursuant to the Inducement Awards, as described below. To induce the individuals listed below to accept employment with the Registrant, the Registrant granted the following equity awards to such individuals (the “Inducement Awards”) on the dates listed below:

•

1,000,000 restricted stock units granted to induce the recipient to accept employment as the Registrant’s Chief Revenue Officer, such grant approved on October 30, 2023, and to be granted contingent upon and effective as of the commencement of the recipient’s employment with the Registrant, which is expected to occur on November 20, 2023.

•

700,000 restricted stock units granted to induce the recipient to accept employment as the Registrant’s Chief Technology Officer, Cloud, such grant approved on October 30, 2023, and to be granted contingent upon and effective as of the commencement of the recipient’s employment with the Registrant, which is expected to occur on December 4, 2023.

The Inducement Awards were approved by the Registrant’s Board of Directors, including a majority of the Registrant’s independent Directors, in compliance with and in reliance on Nasdaq Listing Rule 5635(c)(4). The Inducement Awards were granted outside of the Registrant’s 2017 Stock Incentive Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be delivered to the person to whom the Inducement Award has been granted as required by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a) the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on March 15, 2023;

(b) the Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March  31, 2023, filed with the SEC on May 9, 2023, for the quarter ended June 30, 2023, filed with the SEC on August 8, 2023, and for the quarter ended September  30, 2023, filed with the SEC on November 8, 2023;

(c) the Registrant’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on April  6, 2023, with respect to those portions that are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022;

(d) the Registrant’s Current Reports on Form 8-K (in each case other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports related to such items) filed on April 13, 2023, May  9, 2023, May  18, 2023, June  16, 2023, July  13, 2023, August  1, 2023, August  10, 2023, and September 29, 2023; and

(e) the description of the Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on December 12, 2017, together with any amendment thereto filed with the Commission for the purpose of updating such description.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than information furnished under Item 2.02 or 7.01 of Form 8-K and exhibits furnished on such form that relate to such items unless such form expressly provides to the contrary) prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is governed by the Delaware General Corporation Law (“DGCL”). Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person was or is an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal actions or proceedings, had no reasonable cause to believe that such person’s conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) which such officer or director actually and reasonably incurred in connection therewith.

The Registrant’s Restated Certificate of Incorporation, as amended, (“Charter”), provides for the indemnification of directors to the fullest extent permissible under Delaware law. Accordingly, the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liabilities:

•	for any breach of the director’s duty of loyalty to the Registrant or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock purchases or redemptions, as provided under Section 174 of the DGCL; or

•	for any transaction from which the director derived an improper personal benefit.

The Registrant’s Amended and Restated Bylaws (“Bylaws”) provide for the indemnification of officers and directors acting on the Registrant’s behalf if such persons act in good faith and in a manner reasonably believed to be in or not opposed to the Registrant’s best interest, and, with respect to any criminal proceeding, such indemnified party had no reasonable cause to believe his or her conduct was unlawful.

The Registrant has entered into indemnification agreements with each of the Registrant’s directors and certain of its executive officers. These agreements provide that the Registrant will indemnify each of its directors and certain of its executive officers to the fullest extent permitted by law. The Registrant intends to enter into indemnification agreements with any new directors and executive officers in the future.

The Registrant also maintains a general liability insurance policy which covers certain liabilities of directors and officers of the Registrant arising out of claims based on acts or omissions in their capacities as directors or officers.

The Registrant believes that the limitation of liability provision in the Charter and the indemnification agreements facilitate its ability to continue to attract and retain qualified individuals to serve as directors and officers. The limitation of liability and indemnification provisions in the Charter and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. A stockholder’s investment may be harmed to the extent the Registrant pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Description of Exhibit

4.1	Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-38324), filed with the Commission on December 19, 2017).

4.2	Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-38324), filed with the Commission on December 19, 2017).

4.3	Specimen Stock Certificate evidencing the shares of common stock (incorporated herein by reference to Exhibit 4.1 to the Registration Statement on Form S-1/A (File No. 333-221658), as amended, initially filed with the Commission on December 4, 2017).

5.1*	Opinion of Goodwin Procter LLP

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm

23.2*	Consent of Goodwin Procter LLP (contained in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

99.1	Form of Restricted Stock Unit Grant Notice and Award Agreement Non-Plan Inducement Award (incorporated herein by reference to Exhibit 99.1 of the Registrant’s Registration Statement on Form S-8 (File No. 333-273542), filed with the Commission on July 31, 2023).

107*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Andover, Commonwealth of Massachusetts, on the 17th day of November, 2023.

CASA SYSTEMS, INC.

By:	/s/ Michael Glickman
Michael Glickman
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints Michael Glickman as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Michael Glickman Michael Glickman	President, Chief Executive Officer and Director (Principal Executive Officer)	November 17, 2023

/s/ Edward Durkin Edward Durkin	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 17, 2023

/s/ Bruce R. Evans Bruce R. Evans	Chairman and Director	November 17, 2023

/s/ Scott Bruckner Scott Bruckner	Director	November 17, 2023

/s/ Susana D’Emic Susana D’Emic	Director	November 17, 2023

Jerry Guo	Director

/s/ Michael T. Hayashi Michael T. Hayashi	Director	November 17, 2023

/s/ Daniel S. Mead Daniel S. Mead	Director	November 17, 2023

/s/ Bill Styslinger Bill Styslinger	Director	November 17, 2023